EXHIBIT 99.3

THORNBURG MORTGAGE, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

REQUEST FOR WAIVER

TO:	CHIEF FINANCIAL OFFICER	DATED:
THORNBURG MORTGAGE, INC.
150 WASHINGTON AVENUE, SUITE 302
SANTA FE, NEW MEXICO 87501

Telephone: (505) 989-1900	Fax: (505) 954-5300	Recorded Monthly Information: (888) 898-8601

This form is to be used only by applicants who are requesting authorization to make an initial cash payment or optional cash payment under the Thornburg Mortgage, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) in excess of the $10,000 monthly maximum limit.

A new form must be completed each month the applicant wishes to make a cash investment in excess of the $10,000 monthly maximum limit. Thornburg Mortgage, Inc. (“Thornburg Mortgage”) will not accept this form unless it is completed in its entirety. Thornburg Mortgage must receive this Request for Waiver before 2:00 p.m. Eastern Standard Time on the second business day prior to the first day of the requested pricing period. Funds for the purchase must be wired to the account designated below and the company-approved copy of this form must be received by American Stock Transfer & Trust Company (the “Administrator”) one business day prior to the first day of the requested pricing period.

The applicant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) the applicant has received a current copy of the Prospectus relating to the Plan; (iii) the applicant shall submit a copy of this Request for Waiver (as approved by Thornburg Mortgage) to the Administrator; and (iv) the applicant shall make payment for the approved cash investment amount to the account designated below. If required, the applicant must also submit, at this time, an Authorization Form to the Administrator.

Applicant’s signature	Tax Identification Number(s) Date

Joint applicant’s signature	Address

Print name to appear on share certificate	City State Zip

Print joint names to appear on share certificate	Telephone Fax Number

Cash Purchase Amount Requested

Requested Beginning of Pricing Period	Requested End of Pricing Period/Investment Date

ACCEPTED BY THORNBURG MORTGAGE, INC.

Date:
Name:
Title:

Threshold Price, if any:              Applicable Waiver Discount:                      Dollar Amount Accepted:

This Request for Waiver may be withdrawn by the applicant in accordance with the terms of the Plan.

Applicant:

Deliver approved form to American Stock Transfer & Trust Company.

By Regular Mail: American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560 Attn: Dividend Reinvestment Dept.	By Hand or Overnight Delivery: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, NY 11219 Phone: 800-278-4353	By Fax: 718-921-8367

Wire payment as directed below:

Wire transfers must be directed to Custodial Trust Company Account #208-00805-1-4 via Wire Routing #031207526.

You are advised to call the Company’s accounting department at (505) 954-5305 to confirm receipt.